QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
Integrative Medicine Communications, Inc.	Massachusetts
Nidus Information Services, Inc.	Delaware

QuickLinks

Subsidiaries of the Registrant